                                                                    EXHIBIT 99.6

                                  P-COM, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants........................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996, and June
 30, 1997 (unaudited)....................................................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1994, 1995 and 1996, and the six months ended June 30, 1996 and 1997
 (unaudited).............................................................  F-4
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997
 (unaudited).............................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1994, 1995 and 1996, and the six months ended June 30, 1996 and 1997
 (unaudited).............................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of P-Com, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of P-Com, Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
San Jose, California
January 22, 1997 (except for
 the pooling of interests
 with Control Resources
 Corporation and other 1997
 acquisitions described in
 Note 4, which is as of May
 29, 1997, and except for
 the second paragraph of
 Note 1 which is as of
 September 26, 1997.)

                                  P-COM, INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                  DECEMBER 31,
                                                ------------------   JUNE 30,
                                                  1995      1996       1997
                                                --------  --------  ----------
                                                                    (UNAUDITED)
                    ASSETS
                    ------
Current assets:
  Cash and cash equivalents.................... $  8,186  $ 42,025   $ 19,511
  Accounts receivable, net of allowance for
   doubtful accounts of $35, $580 and $4,572
   (unaudited).................................   21,870    42,804     52,059
  Notes receivable.............................      --      2,013        199
  Inventory....................................   16,440    30,819     42,182
  Prepaid expenses.............................    3,819     6,052     13,726
                                                --------  --------   --------
    Total current assets.......................   50,315   123,713    127,677
Property and equipment, net....................    8,290    19,955     22,227
Other assets...................................      279     2,573     40,402
                                                --------  --------   --------
                                                $ 58,884  $146,241   $190,306
                                                ========  ========   ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
Current liabilities:
  Accounts payable............................. $ 11,371  $ 23,961   $ 26,324
  Accrued employee benefits....................      760     1,378      3,241
  Other accrued liabilities....................    1,506     5,160      4,350
  Income taxes payable.........................       16     2,494      4,225
  Notes payable................................      --      2,116     17,541
                                                --------  --------   --------
    Total current liabilities..................   13,653    35,109     55,681
Long-term debt.................................      221       259      2,087
                                                --------  --------   --------
    Total liabilities..........................   13,874    35,368     57,768
                                                --------  --------   --------
    Minority interest..........................      --        619        652
                                                --------  --------   --------
Commitments (Note 7)
Stockholders' equity:
  Preferred Stock, $0.0001 par value, 2,000,000
   shares authorized; no shares issued and
   outstanding.................................      --        --         --
  Common Stock, $0.0001 par value; 95,000,000
   shares authorized; 34,512,662, 39,822,840
   and 41,107,398 unaudited shares issued and
   outstanding at December 31, 1995 and 1996,
   and June 30, 1997, respectively.............        4         4          4
  Additional paid-in capital...................   56,124   112,423    128,643
  Retained earnings (accumulated deficit)......  (11,118)   (2,246)     3,716
  Cumulative translation adjustment............      --         73       (477)
                                                --------  --------   --------
    Total stockholders' equity.................   45,010   110,254    131,886
                                                --------  --------   --------
                                                $ 58,884  $146,241   $190,306
                                                ========  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  P-COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                SIX MONTHS
                                                                   ENDED
                                  YEAR ENDED DECEMBER 31,        JUNE 30,
                                  --------------------------  ----------------
                                   1994     1995      1996     1996     1997
                                  -------  -------  --------  -------  -------
                                                                (UNAUDITED)
Sales............................ $19,198  $52,846  $101,853  $40,673  $87,771
Cost of sales....................  11,517   29,947    60,362   24,609   51,630
                                  -------  -------  --------  -------  -------
    Gross profit.................   7,681   22,899    41,491   16,064   36,141
                                  -------  -------  --------  -------  -------
Operating expenses:
  Research and development.......   7,978   12,284    20,163    8,393   13,825
  Selling and marketing..........   2,841    4,487     6,930    2,937    6,598
  General and administrative.....   3,026    3,329     5,760    2,456    6,335
                                  -------  -------  --------  -------  -------
    Total operating expenses.....  13,845   20,100    32,853   13,786   26,758
                                  -------  -------  --------  -------  -------
Income (loss) from operations....  (6,164)   2,799     8,638    2,278    9,383
Interest and other income........      62      614     1,316      185      391
Interest expense.................    (231)    (370)     (160)     (56)    (459)
                                  -------  -------  --------  -------  -------
Income (loss) before income
 taxes...........................  (6,333)   3,043     9,794    2,407    9,315
Provision for income taxes.......      95      221       922      357    3,353
                                  -------  -------  --------  -------  -------
Net income (loss)................ $(6,428) $ 2,822  $  8,872  $ 2,050  $ 5,962
                                  =======  =======  ========  =======  =======
Net income (loss) per share...... $ (0.27) $  0.08  $   0.22  $  0.05  $  0.14
                                  =======  =======  ========  =======  =======
Weighted average common and
 common equivalent shares........  24,255   33,741    39,418   39,023   42,400
                                  =======  =======  ========  =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                  P-COM, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             RETAINED
                           PREFERRED STOCK      COMMON STOCK    ADDITIONAL   EARNINGS   CUMULATIVE
                          ------------------- -----------------  PAID-IN   (ACCUMULATED TRANSLATION
                            SHARES     AMOUNT   SHARES   AMOUNT  CAPITAL     DEFICIT)   ADJUSTMENT
                          -----------  ------ ---------- ------ ---------- ------------ -----------
Balance at December 31,
 1993...................   15,872,916   $  2   4,506,818  $--    $ 13,638    $ (7,512)    $  --
Issuance of Common Stock
 upon exercise of stock
 options, net of
 repurchases............          --     --      290,756   --          23         --         --
Issuance of Common Stock
 in exchange for
 services...............          --     --       34,112   --          26         --         --
Issuance of Preferred
 Stock, net of issuance
 costs..................    3,333,428    --          --    --       4,967         --         --
Net loss................          --     --          --    --         --       (6,428)       --
                          -----------   ----  ----------  ----   --------    --------     ------
Balance at December 31,
 1994...................   19,206,344      2   4,831,686   --      18,654     (13,940)       --
Issuance of Common Stock
 in public stock
 offerings, net of
 issuance cost..........          --     --    9,260,000     2     36,950         --         --
Conversion of Preferred
 Stock into Common Stock
 upon initial public
 offering...............  (19,206,344)    (2) 19,206,344     2        --          --         --
Issuance of Common Stock
 upon exercise of stock
 options and warrants,
 net of repurchases.....          --     --      945,460   --          71         --         --
Issuance of Common Stock
 upon exercise of
 warrants...............          --     --      217,304   --         --          --         --
Issuance of options and
 warrants in exchange
 for services...........          --     --          --    --         284         --         --
Issuance of Common Stock
 under employee stock
 purchase plan..........          --     --       51,868   --         165         --         --
Net income..............          --     --          --    --         --        2,822        --
                          -----------   ----  ----------  ----   --------    --------     ------
Balance at December 31,
 1995...................          --     --   34,512,662     4     56,124     (11,118)       --
Issuance of Common Stock
 in public offerings,
 net of issuance costs..          --     --    4,196,970   --      52,531         --         --
Issuance of Common Stock
 upon exercise of stock
 options................          --     --      784,408   --       1,353         --         --
Issuance of Common Stock
 for the purchase of
 ACS....................          --     --      140,000   --       1,698         --         --
Issuance of Common Stock
 under employee stock
 purchase plan..........          --     --      188,800   --         717         --         --
Cumulative translation
 adjustment.............          --     --          --    --         --          --          73
Net income..............          --     --          --    --         --        8,872        --
                          -----------   ----  ----------  ----   --------    --------     ------
Balance at December 31,
 1996...................          --     --   39,822,840     4    112,423      (2,246)        73
Issuance of Common Stock
 for the purchase of CSM
 (unaudited)............          --     --      796,612   --      14,500         --         --
Issuance of Common Stock
 upon exercise of stock
 options (unaudited)....          --     --      371,902   --       1,209         --         --
Issuance of Common Stock
 under employee stock
 purchase plan
 (unaudited)............          --     --      116,044   --         511         --         --
Cumulative translation
 adjustment (unaudited).          --     --          --    --         --                    (550)
Net income (unaudited)..          --     --          --    --         --        5,962        --
                          -----------   ----  ----------  ----   --------    --------     ------
Balance at June 30, 1997
 (unaudited) ...........          --    $--   41,107,398  $  4   $128,643    $  3,716     $ (477)
                          ===========   ====  ==========  ====   ========    ========     ======

  The accompanying notes are an integral part of these consolidated financial statements.

                                  P-COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,         JUNE 30,
                                  --------------------------  -----------------
                                   1994      1995     1996     1996      1997
                                  -------  --------  -------  -------  --------
                                                                (UNAUDITED)
Cash flows from operating
 activities
 Net income (loss)..............  $(6,428) $  2,822  $ 8,872  $ 2,050  $  5,962
 Adjustments to reconcile net
  income (loss) to net cash
  used in operating activities,
  net of effect of
  acquisitions:
   Depreciation and
    amortization................      801     1,399    5,136    1,354     2,664
   Change in minority interest..      --        --       619      --         33
   Non-cash charges.............       26       284      --       --        --
   Change in assets and
    liabilities:
     Accounts receivable........   (4,989)  (14,336) (20,533)  (7,057)   (6,551)
     Notes receivable...........      --        --    (2,513)     --      1,814
     Inventory..................   (2,063)  (13,300) (13,359)  (6,890)   (7,114)
     Prepaid expenses...........      (44)   (3,693)  (2,031)  (3,007)   (5,804)
     Other assets...............      (72)      (28)     245      (29)     (733)
     Accounts payable...........    2,544     7,394   11,870    3,918    (3,603)
     Accrued employee benefits..      430        12      526      199     1,278
     Other accrued liabilities..      520       686    3,253      --     (3,992)
     Income taxes payable.......      (75)        9    2,590      236     1,731
                                  -------  --------  -------  -------  --------
     Net cash used in operating
      activities................   (9,350)  (18,751)  (5,325)  (9,226)  (14,315)
                                  -------  --------  -------  -------  --------
Cash flows from investing
 activities:
 Purchase of property and
  equipment.....................     (631)   (7,224) (13,991)  (5,945)   (3,076)
 Acquisitions, net of cash
  acquired......................      --        --    (2,714)  (2,714)  (10,855)
                                  -------  --------  -------  -------  --------
     Net cash used in investing
      activities................     (631)   (7,224) (16,705)  (8,659)  (13,931)
                                  -------  --------  -------  -------  --------
Cash flows from financing
 activities:
 Payments on capitalized lease
  obligations...................     (497)   (1,229)     --       --        --
 Proceeds (payments) from notes
  payable.......................    3,122    (3,091)   1,195      520     4,230
 Proceeds of long-term debt.....      --        --       --       --        332
 Net proceeds from issuance of
  stock.........................    4,990    37,187   54,601   53,731     1,720
                                  -------  --------  -------  -------  --------
     Net cash provided by
      financing activities......    7,615    32,867   55,796   54,251     6,282
                                  -------  --------  -------  -------  --------
Effect of exchange rate changes
 on cash........................      --        --        73      (40)     (550)
                                  -------  --------  -------  -------  --------
Net increase (decrease) in cash
 and cash equivalents...........   (2,366)    6,892   33,839   36,326   (22,514)
Cash and cash equivalents at the
 beginning of the period........    3,660     1,294    8,186    8,186    42,025
                                  -------  --------  -------  -------  --------
Cash and cash equivalents at the
 end of the period..............  $ 1,294  $  8,186  $42,025  $44,512  $ 19,511
                                  =======  ========  =======  =======  ========
Supplemental cash flow
 disclosures:
 Cash paid for income taxes.....  $    85  $    352  $   217  $   --   $  1,510
                                  =======  ========  =======  =======  ========
 Cash paid for interest.........  $   128  $    171  $   133  $   175  $    459
                                  =======  ========  =======  =======  ========
 Stock issued in connection
  with the acquisition of ACS...  $   --   $    --   $ 1,698  $   --   $    --
                                  =======  ========  =======  =======  ========
 Stock issued in connection
  with the acquisition of CSM...  $   --   $    --   $   --   $   --   $ 14,500
                                  =======  ========  =======  =======  ========
 Equipment acquired under
  capital lease obligations.....  $   932  $    --   $   --   $   --   $    797
                                  =======  ========  =======  =======  ========
 Stock options and warrants
  issued for services...........  $   --   $    284  $   --   $   --   $    --
                                  =======  ========  =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  P-COM, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

  P-Com, Inc. (the "Company") supplies equipment and services for access to worldwide telecommunications and broadcast networks. The Company's Tel-Link(R) systems are used as wireless digital links in applications that include interconnecting base stations and mobile switching centers in microcellular and personal communications services ("PCN/PCS") networks and providing local telephone company connectivity in the local loop.

  On January 11, 1995, the Company effected a 1-for-3 reverse stock split. On October 27, 1995, the Company effected a 2-for-1 stock split in the form of a 100% stock dividend. On September 26, 1997 the Company effected a 2-for-1 stock split in the form of a 100% stock dividend. All shares and per share amounts have been adjusted retroactively to reflect these stock splits. In conjunction with an initial public offering of the Company's Common Stock (the "Offering"), all outstanding shares of Preferred Stock were converted into Common Stock at the closing of the Offering on March 9, 1995.

  Effective May 29, 1997, the Company acquired Control Resources Corporation ("CRC") in a transaction accounted for as a pooling of interests. Accordingly, the financial statements for all periods presented have been retroactively restated to include CRC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The following is a summary of the Company's significant accounting policies:

 Management's use of estimates and assumptions

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Principles of consolidation

  The consolidated financial statements include the accounts of the Company and its majority-owned and wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Foreign currency translation

  The functional currency of the Company's majority owned foreign subsidiaries is the local currency. Assets and liabilities of each subsidiary are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Cumulative translation adjustments are recorded in stockholders' equity. Foreign exchange transaction gains and losses are included in the results of operations, and were not material in all periods presented.

 Cash and cash equivalents

  The Company considers all highly liquid debt instruments with a maturity when acquired of three months or less to be cash equivalents.

 Revenue recognition

  Revenue from product sales is recognized upon shipment of the product provided no significant obligations remain and collectibility is probable. Provisions for estimated warranty repairs, returns and allowances are recorded at the time products are shipped.

 Inventory

  Inventory is stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

                                  P-COM, INC.

 Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized using the straight-line method based upon the shorter of the estimated useful lives or the lease term of the respective assets.

 Software development costs

  The Company's software products are integrated into its hardware products. Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility and before general release to customers are capitalized, if material. To date, all software development costs incurred subsequent to the establishment of technological feasibility have been immaterial.

 Goodwill

  Goodwill, representing the excess of the purchase price over the fair value of the net assets of the acquired entities, is being amortized on a straight-line basis over the period of expected benefit ranging from seven to twenty years.

 Impairment of long-lived assets

  In the event that facts and circumstances indicate that the cost of assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

 Income taxes

  The Company accounts for income taxes under the liability method, which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts.

 Concentration of credit risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, and trade accounts receivable. The Company places its cash and cash equivalents in a variety of financial instruments such as market rate accounts and U.S. Government agency debt securities. The Company, by policy, limits the amount of credit exposure to any one financial institution or commercial issuer.

  To date, the Company has sold most of its products in international markets. Sales to seven customers have been denominated in British pounds, and at December 31, 1996 and 1995 amounts due from these customers represented 54% and 32%, respectively, of total accounts receivable. Any gains and/or losses incurred on the settlement of these receivables are included in the financial statements as they occur and have been immaterial to date. As of December 31, 1996 and 1995 the balance due in British pounds was (Pounds)14,600,501 and (Pounds)4,300,000, respectively, and was translated at $1.65 and $1.57, respectively, per British pound. The Company intends to bill its customers in U.S. dollars whenever possible.

  The Company extends credit terms to international customers of up to 120 days, which is consistent with local business practices. The Company performs on-going credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

                                  P-COM, INC.

  At December 31, 1996 and 1995 approximately 64% and 56%, respectively, of trade accounts receivable represents amounts due from four customers.

 Off-balance sheet risk

  The Company enters into foreign forward exchange contracts to reduce the impact of currency fluctuations of anticipated sales to British customers. The objectives of these contracts is to neutralize the impact of foreign currency exchange rate movements on the Company's operating results. The gains and losses on forward exchange contracts are included in earnings when the underlying foreign currency denominated transaction is recognized.

  The foreign exchange forward contracts described above generally require the Company to sell foreign currencies for U.S. dollars at rates agreed to at the inception of the contracts. The forward contracts generally have maturities equal to six months or less. These contracts generally do not subject the Company to significant market risk from exchange rate movements because the contracts are designed to offset gains and losses on the balances and transactions being hedged. At December 31, 1996, the Company had forward contracts to sell approximately $25.0 million in British pounds. The fair value of forward exchange contracts approximates cost. The Company does not anticipate any material adverse effect on its financial position resulting from the use of these instruments.

 Net income (loss) per share

  Net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the periods presented. Common equivalent shares consist of Convertible Preferred Stock (using the if converted method) and stock options and warrants (using the treasury stock method). Common equivalent shares from stock options and warrants are excluded from the computation if their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares issued from January 1, 1994 through the closing of the Company's Offering on March 9, 1995 have been included in the computation using the treasury stock method as if they were outstanding for all periods prior to the initial public offering. Furthermore, common equivalent shares from Convertible Preferred Stock that converted into Common Stock upon the closing of the Offering are included using the if converted method.

 Recently issued accounting pronouncements

  The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes a fair value method of accounting for stock based compensation plans, and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company has elected to continue to measure compensation costs using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and to comply with the pro forma disclosure requirements of SFAS 123 (See Note 5). As such, adoption of SFAS 123 has had no impact on the Company's results of operations.

                                  P-COM, INC.

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128, which is effective for the Company's fiscal year ending December 31, 1997, redefines earnings per share under generally accepted accounting principles. Under the new standard, primary earnings per share is replaced by basic earnings per share, and fully diluted earnings per share is replaced by diluted earnings per share. If the Company had adopted this Statement for the periods presented, the Company's earning per share would have been as follows (unaudited):

                                                                     SIX MONTHS
                                                     YEAR ENDED         ENDED
                                                    DECEMBER 31,      JUNE 30,
                                                 ------------------- -----------
                                                  1994   1995  1996  1996  1997
                                                 ------  ----- ----- ----- -----
   Earnings per share:
   Basic........................................ $(0.29) $0.10 $0.24 $0.06 $0.14
   Diluted...................................... $(0.29) $0.08 $0.22 $0.05 $0.14

  In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from nonowner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss on available-for-sale securities. The disclosure prescribed by SFAS 130 must be made beginning with the first quarter of 1998.

  In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has not yet determined the impact, if any, of adopting this new standard. The disclosures prescribed by SFAS 131 are effective in 1998.

 Interim results (unaudited)

  The accompanying balance sheet as of June 30, 1997 and the statements of operations and of cash flows for the six months ended June 30, 1996 and 1997 and the statement of stockholders' equity for the six months ended June 30, 1997 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The data disclosed in these Notes to the Financial Statements at such date and for such periods is unaudited.

                                  P-COM, INC.

NOTE 2--BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                    DECEMBER 31,      JUNE 30,
                                                   ----------------  -----------
                                                    1995     1996       1997
                                                   -------  -------  -----------
                                                                     (UNAUDITED)
                                                                     -----------
   Inventory:
     Raw materials................................ $ 7,205  $ 7,948    $ 6,335
     Work-in-process..............................   6,560   15,834     23,370
     Finished goods...............................   2,675    7,037     12,477
                                                   -------  -------    -------
                                                   $16,440  $30,819    $42,182
                                                   =======  =======    =======
   Property and equipment:
     Tooling and test equipment................... $ 7,990  $20,044    $21,720
     Computer equipment...........................   1,266    2,482      3,601
     Furniture and fixtures.......................   1,214    2,056      3,291
     Land and buildings...........................     --     1,204      1,390
     Construction-in-progress.....................   1,068    1,817      1,496
                                                   -------  -------    -------
                                                    11,538   27,603     31,498
   Less accumulated depreciation..................  (3,248)  (7,648)    (9,271)
                                                   -------  -------    -------
                                                   $ 8,290  $19,955    $22,227
                                                   =======  =======    =======

NOTE 3--CAPITAL STOCK:

 Preferred Stock

  Under the Company's Restated Certificate of Incorporation, the Company is authorized to issue 2,000,000 shares of Preferred Stock, par value $0.0001 per share. The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series.

 Common Stock

  In March 1995, the Company received net proceeds of $26.1 million from the sale of 7,820,000 shares of Common Stock in the Offering, which was declared effective by the Securities and Exchange Commission on March 2, 1995. In September 1995, the Company received net proceeds of $10.8 million from the sale of 1,440,000 shares of Common Stock in a follow-on public offering. In May 1996, the Company received net proceeds of $52.5 million from the sale of 4,196,970 shares of Common Stock in a follow-on public offering. In May 1997, the shareholders approved an increase to the number of shares of Common Stock authorized for issuance to 95,000,000 shares.

NOTE 4--ACQUISITIONS:

  On April 30, 1996, the Company acquired a 51% interest in Geritel, a Tortona, Italy-based manufacturer of telecommunications equipment, with additional operations in France. The Company accounted for the stock acquisition based on the purchase method of accounting and the results of operations of Geritel are included in

                                  P-COM, INC.

the Company's consolidated results for all periods subsequent to the date of acquisition. The purchase price of Geritel comprised the following (in thousands):

       Cash payment..................................................... $2,300
       Additional cash committed........................................    340
       Expenses.........................................................    446
                                                                         ------
                                                                         $3,086
                                                                         ======

  On August 23, 1996, the Company acquired the assets of Atlantic Communication Sciences, Inc. ("ACS"), a Florida-based manufacturer of telecommunications equipment, in exchange for 140,000 shares of P-Com Common Stock valued at $1,698,000. The Company accounted for the acquisition based on the purchase method of accounting and the results of operations of ACS are included in the Company's consolidated results for all periods subsequent to the date of acquisition.

  The allocation of the purchase price of these 1996 acquisitions was as follows (in thousands):

                                                        GERITEL   ACS    TOTAL
                                                        -------  ------ -------
       Goodwill........................................ $ 1,100  $1,347 $ 2,447
       Current assets..................................   1,247     243   1,490
       Non-current assets..............................     395      22     417
       Property and equipment..........................   2,659      86   2,745
       Liabilities assumed.............................  (2,315)    --   (2,315)
                                                        -------  ------ -------
                                                        $ 3,086  $1,698 $ 4,784
                                                        =======  ====== =======

  On February 24, 1997, the Company acquired 100% of the outstanding stock of Technosystem S.p.A. ("Technosystem"), a Rome, Italy-based company, with additional operations in Poland, for aggregate proceeds of $3.3 million and the assumption of long-term debt of approximately $12.7 million in addition to other liabilities. The Company has made a cash payment of $2.6 million and an additional payment of $0.7 million will be due on March 31, 1998, subject to certain indemnification obligations of the former Technosystem securityholders, as set forth in the securities purchase agreement. Technosystem designs, manufactures and markets equipment for transmitters and transponders for television and radio broadcasting. The range of products include audio/video modulators, converters, amplifiers, transponders, transmitters and microwave links.

  On March 7, 1997, the Company acquired substantially all of the assets of Columbia Spectrum Management, L.P. ("CSM"), a Vienna, Virginia-based company, for $8.0 million in cash and 796,612 net shares of Common Stock valued at $14.5 million. The former partners of CSM may receive up to $1.5 million in cash (as part of such $8.0 million cash amount) over the next two years, subject to the satisfaction of certain indemnification obligations.

  On May 29, 1997, the Company acquired all of the outstanding shares of capital stock of CRC, a provider of integrated network access devices to network service providers, in exchange for 1,502,956 shares of P-Com Common Stock that were issued or are issuable to former CRC securityholders in a stock-for-stock merger. CRC, located in Fair Lawn, New Jersey, manufactures products used by the communications industry to connect end user sites to a range of communications services.

                                  P-COM, INC.

  The combined sales and net income (loss) shown below combine the historical sales and net income (loss) of P-Com and CRC for the years ended December 31, 1994, 1995 and 1996 and six months ended June 30, 1996 in each case as if the merger had occurred at the beginning of the earliest period presented.

                                     YEARS ENDED DECEMBER 31,   SIX MONTHS ENDED
                                     -------------------------  ----------------
                                      1994     1995     1996     JUNE 30, 1996
                                     -------  ------- --------  ----------------
   Sales:
     P-COM.......................... $ 9,238  $42,805 $ 97,515      $37,340
     CRC............................   9,960   10,041    4,338        3,333
                                     -------  ------- --------      -------
                                     $19,198  $52,846 $101,853      $40,673
                                     =======  ======= ========      =======
   Net income (loss):
     P-COM.......................... $(6,680) $ 2,585 $ 14,068      $ 3,743
     CRC............................     252      237   (5,196)      (1,693)
                                     -------  ------- --------      -------
                                     $(6,428) $ 2,822 $  8,872      $ 2,050
                                     =======  ======= ========      =======

  The Company accounted for its acquisitions of Technosystem and CSM based on the purchase method of accounting. The results of these acquired entities are included from the respective dates of acquisition and were not material to the Company's results of operations. The Company accounted for its acquisition of CRC as a pooling of interests and, therefore, all prior period financial statements presented, and the financial statements as of June 30, 1997 and for the six months then ended, were restated as if the merger took place at the beginning of such periods.

  The total purchase price of the acquisitions of CSM and Technosystem is as follows (in thousands):

                                                    TECHNOSYSTEM   CSM    TOTAL
                                                    ------------ ------- -------
   Cash payment....................................    $2,600    $ 8,000 $10,600
   Contingent consideration........................       700        --      700
   Issuance of common stock........................       --      14,500  14,500
   Expenses........................................       471        128     599
                                                       ------    ------- -------
     Total.........................................    $3,771    $22,628 $26,399
                                                       ======    ======= =======

  The allocation of the purchase price of the 1997 acquisitions of CSM and Technosystem was as follows (in thousands):

                                                 TECHNOSYSTEM   CSM     TOTAL
                                                 ------------ -------  --------
   Cash and cash equivalents....................   $     14   $   330  $    344
   Accounts receivable..........................      2,704       --      2,704
   Inventory....................................      4,196       --      4,196
   Other current assets.........................      1,870        53     1,923
   Property and equipment.......................        597       222       819
   Non-current assets...........................        129         5       134
   Intangible assets............................     15,775    22,228    38,003
   Current liabilities assumed..................     (8,824)     (210)   (9,034)
   Long-term debt...............................    (12,690)      --    (12,690)
                                                   --------   -------  --------
     Total......................................   $  3,771   $22,628  $ 26,399
                                                   ========   =======  ========

                                  P-COM, INC.

  The unaudited pro forma combined results of operations of the Company, Technosystem and CSM for the year ended December 31, 1996 after giving effect to certain pro forma adjustments are as follows (in thousands, except per share amount):

       Revenue......................................................... $128,702
                                                                        ========
       Net income...................................................... $ 12,156
                                                                        ========
       Net income per share............................................ $   0.31
                                                                        ========

  The foregoing unaudited pro forma results of operations reflect one year's amortization of goodwill resulting from the acquisitions of CSM and Technosystem.

NOTE 5--EMPLOYEE BENEFIT PLANS:

  At December 31, 1996, the Company had two stock-based compensation plans which are described below. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation." All grants have been at FMV. Accordingly, no compensation expense has been recognized for its stock option plan or its stock purchase plan. Had compensation costs for the Company's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the fair value methodology of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                    1995   1996
                                                                   ------ ------
       Net income
         As reported.............................................. $2,822 $8,872
         Pro forma................................................    971  5,254
       Net income per share
         As reported..............................................   0.08   0.22
         Pro forma................................................   0.03   0.13

 Stock Option Plans

  On January 11, 1995, the Company's Board of Directors adopted the 1995 Stock Option/Stock Issuance Plan (the "1995 Plan") as a successor to its 1992 Stock Option Plan (the "1992 Plan"). In addition to the 3,295,888 shares of Common Stock authorized for issuance under the 1992 Plan, the 1995 Plan authorizes the Board of Directors to issue an additional 640,000 shares of Common Stock in 1995, and 1,600,000 shares of Common Stock in 1996. As of January 11, 1995, no further option grants or stock issuances were made under the 1992 Plan, and all option grants and stock issuances made during the remainder of 1995 were made under the 1995 Plan. All outstanding options under the 1992 Plan were incorporated into the 1995 Plan.

  Options granted under the 1992 plan are generally exercisable for a period not to exceed ten years, and generally must be issued with exercise prices not less than 100% and 85%, for incentive and non-qualified stock options, respectively, of the fair market value of the Common Stock as determined on the date of grant by the Board of Directors. Options granted under the 1992 Plan are exercisable immediately upon grant. Options granted under the 1992 Plan generally vest 25% on the first anniversary from the date of grant, and ratably each month over the remaining thirty-six month period. Unvested shares purchased through the exercise of stock options are subject to repurchase by the Company.

                                  P-COM, INC.

  The 1995 Plan contains three equity incentive programs: a Discretionary Option Grant Program, a Stock Issuance Program for officers and employees of the Company and independent consultants and advisors to the Company and an Automatic Option Grant Program for non-employee members of the Company's Board of Directors.

  Options under the Discretionary Option Grant Program may be granted at not less than 85% of the fair market value per share of Common Stock on the grant date with exercise periods not to exceed ten years. The Plan Administrator is authorized to issue tandem stock appreciation rights and limited stock appreciation rights in connection with the option grants.

  The Stock Issuance Program provides for the sale of Common Stock at a price not less than 85% of fair market value. Shares may also be issued solely for services. The administrator has discretion as to vesting provisions, including accelerations, and may institute a loan program to assist participants with financing stock purchases. The program also provides certain alternatives to satisfy tax liabilities incurred by participants in connection with the program.

  Under the Automatic Option Grant Program, as amended at the May 1996 Annual Meeting of Stockholders, participants will automatically receive an option to purchase 40,000 shares of Common Stock upon initially joining the Board of Directors and will receive an additional automatic grant each year at each annual stockholders' meeting for 4,000 shares. Each option will have an exercise price per share equal to 100% of the fair market value of the Common Stock on the grant date. The shares subject to the initial share option and the annual 4,000 share option will vest in eight successive equal quarterly installments upon the optionee's completion of each successive 3-month period of Board service over the 24-month period measured from the grant date.

  The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1996 and 1995, respectively: expected volatility of 57 percent for all years; weighted average risk-free interest rates of 6.0% and 6.4%, and weighted average expected lives of 4.11 years and 2.88 years.

  The following table summarizes stock option activity under the Company's 1992 and 1995 Plans.

                                               1995                1996
                                        ------------------- -------------------
                                                   WEIGHTED            WEIGHTED
                                                   AVERAGE             AVERAGE
                                                   EXERCISE            EXERCISE
                                         SHARES     PRICE    SHARES     PRICE
                                        ---------  -------- ---------  --------
   Outstanding at beginning of year.... 2,128,972   $0.24   2,948,920   $3.05
   Granted............................. 1,742,044    5.05   2,226,405    9.75
   Exercised...........................  (632,584)   0.12    (784,408)   1.73
   Forfeited...........................  (289,512)   1.38    (456,276)   4.74
                                        ---------           ---------
   Outstanding at end of year.......... 2,948,920    3.08   3,934,641    6.86
                                        =========           =========
   Options exercisable at year-end..... 2,927,720           3,627,855
                                        =========           =========
   Weighted-average fair value of op-
    tions granted during the year...... $    2.11           $    4.71

                                  P-COM, INC.

  The following table summarizes information about stock options outstanding and exercisable at December 31, 1996:

                                    OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                            ------------------------------------ ------------------------
                                            WEIGHTED-
                               OPTIONS       AVERAGE   WEIGHTED-    OPTIONS     WEIGHTED-
                            OUTSTANDING AT  REMAINING   AVERAGE  EXERCISABLE AT  AVERAGE
   RANGE OF                  DECEMBER 31,  CONTRACTUAL EXERCISE   DECEMBER 31,  EXERCISE
   EXERCISE PRICES               1996         LIFE       PRICE        1996        PRICE
   ---------------          -------------- ----------- --------- -------------- ---------
   $ 0.01- 4.75............   1,407,286        7.4      $ 1.84     1,354,905     $ 1.88
     6.57- 9.75............   1,878,154        9.2        8.63     1,823,750       8.64
    10.07-14.88............     573,800        9.4       12.47       373,800      12.52
    15.13-17.00............      75,400        8.8       15.75        75,400      15.75
                              ---------                            ---------
                              3,934,640                            3,627,855
                              =========                            =========

 Employee Stock Purchase Plan

  On January 11, 1995, the Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan"), which was approved by stockholders in February 1995. The Purchase Plan permits eligible employees to purchase Common Stock at a discount through payroll deductions during successive offering periods with a maximum duration of 24 months. Each offering period shall be divided into consecutive semi-annual purchase periods. The price at which the Common Stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the offering period or the last day of the purchase period, whichever is lower. The initial offering period commenced on the effectiveness of the Offering. A total of 600,000 shares of Common Stock has been reserved for issuance under the Purchase Plan, as amended at the May 1996 Annual Meeting of Stockholders. Awards and terms are established by the Company's Board of Directors. The Purchase Plan may be canceled at any time at the discretion of the Company's Board of Directors prior to its expiration in December 2004. Under the Plan, the Company sold 103,736 shares and 377,600 shares in 1995 and 1996, respectively.

  The fair value of the employees' purchase rights was estimated using the Black-Scholes model with the following assumptions for 1996 and 1995, respectively: expected volatility of 57 percent for all years; weighted-average risk-free interest rates of 5.0% and 6.4%; and weighted-average expected lives of 0.7 years and 1.2 years. The weighted-average fair value of those purchase rights granted in 1995 and 1996 was $0.55 and $0.78, respectively.

NOTE 6--INCOME TAXES:

  Income (loss) before income taxes consists of the following (in thousands):

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                        -----------------------
                                                         1994     1995   1996
                                                        -------  ------ -------
   Domestic............................................ $(6,333) $3,043 $10,124
   Foreign.............................................     --      --     (330)
                                                        -------  ------ -------
                                                        $(6,333) $3,043 $ 9,794
                                                        =======  ====== =======

                                  P-COM, INC.

  The provision for income taxes comprises the following (in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1994     1995     1996
                                                      -------  -------  -------
   Current:
     Federal......................................... $    32  $   206  $ 2,598
     State...........................................      63       15       35
                                                      -------  -------  -------
       Total.........................................      95      221    2,633
                                                      -------  -------  -------
   Deferred:
     Federal.........................................     --       --    (1,617)
     State...........................................     --       --       (94)
                                                      -------  -------  -------
       Total.........................................     --       --    (1,711)
                                                      -------  -------  -------
   Total............................................. $    95  $   221  $   922
                                                      =======  =======  =======

  Deferred tax assets consist of the following (in thousands):

                                                           DECEMBER 31,
                                                      -------------------------
                                                       1994     1995     1996
                                                      -------  -------  -------
   Net operating loss carryforwards.................. $ 4,280  $ 3,146  $   --
   Credit carryforwards..............................   1,250    1,364      --
   Capitalized research and development costs........     615      482      335
   Start-up costs....................................     609      429      376
   Reserves and other................................     187      494    1,000
                                                      -------  -------  -------
                                                        6,941    5,915    1,711
   Valuation allowance...............................  (6,941)  (5,915)     --
                                                      -------  -------  -------
                                                      $   --   $   --   $ 1,711
                                                      =======  =======  =======

  Reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                           --------------------
                                                           1994    1995   1996
                                                           -----   -----  -----
   U.S. federal statutory rate............................ (35.0)%  35.0%  35.0%
   State income taxes, net of federal tax benefit.........  (5.1)    5.1    6.0
   Change in valuation allowance..........................   --    (24.8) (36.6)
   Taxable income of CRC taxed separately.................  36.1     --     --
   Other, net.............................................   5.5    (8.0)   5.0
                                                           -----   -----  -----
                                                             1.5%    7.3%   9.4%
                                                           =====   =====  =====

                                  P-COM, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

NOTE 7--COMMITMENTS:

LEASE OBLIGATIONS

  The Company leases its facilities under non-cancelable operating leases. The leases require the Company to pay taxes, maintenance and repair costs. Future minimum lease payments under the Company's operating leases at December 31, 1996 are as follows (in thousands):

       Year ending December 31,
         1997............................................................ $1,423
         1998............................................................  1,413
         1999............................................................  1,446
         2000............................................................  1,388
         Thereafter......................................................  2,495
                                                                          ------
                                                                          $8,165
                                                                          ======

  Rent expense for all operating leases was approximately $532,000, $862,000 and $1,877,000 in 1994, 1995, and 1996, respectively.

NOTE 8--GEOGRAPHIC SALES AND MAJOR CUSTOMERS:

  The following is a summary of the Company's sales by geographic area:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1994  1995  1996
                                                               ----  ----  ----
   Europe.....................................................  29%   57%   59%
   North America..............................................  60    42    37
   Middle East................................................ --    --      3
   Central and South America..................................  11     1     1
                                                               ---   ---   ---
                                                               100%  100%  100%
                                                               ===   ===   ===

  The following table summarizes the percentage of sales accounted for by the Company's significant customers with sales of 10% or more:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                  ----------------
                                                                  1994  1995  1996
                                                                  ----  ----  ----
     Customer A..................................................  --    --    13%
     Customer B..................................................  --    19%   --
     Customer C..................................................  12%   --    --
     Customer D..................................................  --    18    12
     Customer E..................................................  --    10    10
     Customer F..................................................  --    18    13
     Customer G..................................................  --    --    13
     Customer H..................................................  --    --    13

                                  P-COM, INC.

NOTE 9--SUBSEQUENT EVENTS (UNAUDITED):

  The Company entered into a new revolving line-of-credit agreement as amended and restated as of September 17, 1997 that provides for borrowings of up to $20.0 million. The line of credit expires on March 31, 1998. Borrowings under the line are unsecured and bear interest at either a base interest rate or a variable interest rate. The agreement requires the Company to comply with certain financial covenants including the maintenance of specified minimum ratios.

  On October 14, 1997, the Company, through its U.K. Subsidiary P-COM Services
(UK) Limited, executed a definitive agreement to acquire R T Masts Limited, ("R T Masts"), an English company located in Wellingborough, Northamptonshire, U.K., for Common Stock of the Company valued at approximately $15.0 million. The acquisition is expected to close in late November 1997 and is subject to standard closing conditions, including that there be no material adverse effect on the Company's business between October 14, 1997 and the closing and receipt of opinions as to the accounting treatment for such transaction. R T Masts supplies, installs and maintains telecommunications systems and structures, including antennae covering high frequency, medium frequency and microwave systems. R T Masts also manages the construction of radio system sites, as well as construction of towers and the installation of radios and antennae at systems sites. The Company intends to account for the acquisition based on the pooling of interests method of accounting. As a pooling of interests, P- Com's results will be restated to include the financial statements of R T Masts for all previous periods.

  On September 26, 1997, the Board of Directors of the Company adopted a Stockholder Rights Agreement (the "Agreement"). Pursuant to the Agreement, rights (the "Rights") will be distributed as a dividend at the rate of one preferred share purchase right on each outstanding share of its Common Stock held by stockholders of record as of the close of business on November 3, 1997. Each Right will entitle stockholders to buy one-hundredth of one share of Series A Preferred at an exercise price of $125.00 upon certain events. The Rights will expire ten (10) years from the date the Agreement is executed by the Company and BankBoston, N.A., the Rights agent.

  The Rights will be exercisable only if a person or group acquires 15% or more of the Company's Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's Common Stock. If, after the Rights become exercisable, P-Com is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, each unexercised Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at the time of twice the Right's exercise price. In addition, if a person or group acquires 15% or more of the Company's outstanding Common Stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of shares of the Company's Common Stock (or cash, other securities or property, at the discretion of the Board of Directors) having a market value of twice the Right's exercise price. At any time within ten days after the public announcement that a person or group has acquired beneficial ownership of 15% or more of the Company's Common Stock, the Board, in its sole discretion, may redeem the Rights for $0.0001 per Right.